Exhibit 77(M)


       On December 11, 2009, Van Kampen High Yield Municipal Fund acquired all of the assets and liabilities of Van Kampen Strategic Municipal Income Fund (the "Fund") through a tax free reorganization approved by the Fund's shareholders on October 21, 2009.